Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 5,100,000.00		$ 704.31
	Total Transaction Valuation:	$ 5,100,000.00
	Total Fees Due for Filing:			$ 704.31
	Total Fees Previously Paid:			$ 704.31
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Calculated as the aggregate maximum value of Shares being purchased. The fee of $704.31 was paid in connection with the filing of the Schedule TO-I by FT Vest Rising Dividend Achievers Total Return Fund (File No. 005-95278) on October 21, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A